Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2008, accompanying the consolidated balance sheet of Atlas Pipeline Partners GP, LLC and subsidiaries as of December 31, 2007 included in the Current Report of Atlas Pipeline Partners, L.P. on Form 8-K filed on May 30, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Pipeline Partners, L.P. on Form S-8 (File No. 333-125566, effective June 6, 2005) and on Form S-3 (File No. 333-127961, effective September 7, 2005, File No. 333-135704, effective September 12, 2006, and File No. 333-146586, effective November 28, 2007).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 27, 2008